Exhibit 10.53

APOLLO MANAGEMENT HOLDINGS, L.P.
9 WEST 57TH STREET 43RD FLOOR
NEW YORK, NY 10019

December 20, 2019

Personal and Confidential
John Suydam
[Home Address]

Re:    Amendment to 2017 Employment Letter

Dear John:

This letter (this “Amendment”) modifies certain components of your employment letter dated July 19, 2017, as currently in effect (the “Employment Letter”), as described below. Capitalized terms used in this Amendment but not otherwise defined have the meanings ascribed to them in the Employment Letter.
Beginning January 1, 2020, your Base Salary shall be $2,500,000, and the Guaranteed Bonus shall be in the form of restricted share units (“RSUs”) covering Class A shares of Apollo Global Management, Inc. (“AGM”) having an aggregate value equal to $3,750,000, as determined in accordance with the Employment Letter. Such Guaranteed Bonus RSUs shall be granted in the first calendar quarter of the year to which they relate (beginning in 2020) and shall vest in equal quarterly installments on March 31, June 30, September 30 and December 31 of the year that includes such grant date, subject to your continued employment (and not being under notice, given or received) on the vesting date, the attainment of sufficient net cash incentive income to AGM, and the customary terms of the associated award agreement.
For purposes of clarity, the Accelerated Equity Vesting letter dated November 7, 2018 shall not apply to the above RSUs. Except as otherwise provided above, the Employment Letter remains in full force and effect in accordance with its terms.
Very truly yours,

APOLLO MANAGEMENT HOLDINGS, L.P.

By:    Apollo Management Holdings GP, LLC,
its general partner

By:    /s/ Matthew Breitfelder
Name:    Matthew Breitfelder
Title:    Vice President